Exhibit 99.1

News Release For more information, please contact: MEDIA: Mike Cummins 312-549-5257 Michael.Cummins@conagra.com INVESTORS: Melissa Napier 312-549-5738 IR@conagra.com

FOR IMMEDIATE RELEASE

CONAGRA BRANDS REPORTS FOURTH QUARTER RESULTS AND QUARTERLY DIVIDEND

CHICAGO, July 11, 2024 — Today Conagra Brands, Inc. (NYSE: CAG) reported results for the fourth quarter and full year fiscal year 2024, which ended on May 26, 2024. All comparisons are against the prior-year fiscal period, unless otherwise noted.

Highlights

●	Fourth quarter:
o	Reported net sales decreased 2.3% and organic net sales decreased 2.4%
o	Reported operating margin was (19.1)%; adjusted operating margin was 14.8%
o	Reported diluted loss per share for the fourth quarter was $1.18, primarily as a result of certain non-cash goodwill and brand impairment charges, and adjusted earnings per share (EPS) was $0.61
●	Full year fiscal 2024:
o	Reported net sales decreased 1.8%; organic net sales decreased 2.1%
o	Reported operating margin decreased 168 basis points to 7.1%; adjusted operating margin increased 34 basis points to 16.0%
o	Reported diluted EPS for fiscal 2024 decreased 49.3% to $0.72, and adjusted EPS decreased 3.6% to $2.67
●	The Company is providing fiscal 2025 guidance to reflect:
o	Organic net sales of (1.5)% to flat compared to fiscal 2024
o	Adjusted operating margin between 15.6% and 15.8%
o	Adjusted EPS between $2.60 and $2.65
o	Free cash flow conversion of approximately 90%
●	The Board of Directors has authorized the continuation of the Company’s annualized dividend rate of $1.40 per share.

CEO Perspective

Sean Connolly, president and chief executive officer of Conagra Brands, commented, “Our investments in our brands continued to yield results, and again drove volume improvement in our Domestic Retail business. Progress was most notable in our key Frozen and Snacks domains, where we also saw market share gains. Additionally, our supply chain productivity initiatives enabled us to expand adjusted gross margins, and we continued to strengthen the balance sheet and reduce our net leverage ratio. Looking ahead, we expect a gradual waning of the challenging industry trends seen throughout fiscal year 2024, as consumers adapt and establish new reference prices. We will continue to invest wisely to support our brands and facilitate that process.”

Total Company Fourth Quarter Results

In the quarter, reported net sales decreased 2.3% to $2.9 billion reflecting:

●	a 0.1% increase from the impact of foreign exchange; and
●	a 2.4% decrease in organic net sales.

The 2.4% decrease was driven by a 0.6% negative impact from price/mix, largely driven by the company’s strategic investments in the quarter, and a 1.8% decrease in volume, primarily due to continued lower consumption trends.

CONAGRA BRANDS

Gross profit was $805 million in the quarter and adjusted gross profit was $803 million, which was flat to prior year, driven by higher productivity and the negative impacts of lower organic net sales, cost of goods sold inflation and unfavorable operating leverage. Gross margin increased 135 basis points to 27.7% in the quarter, and adjusted gross margin increased 62 basis points to 27.6%.

Selling, general, and administrative expense (SG&A), which includes advertising and promotional expense (A&P), increased 87.4% to $1.4 billion in the quarter, primarily due to $957 million of goodwill and brand impairment charges and a 5.6% increase in A&P. Adjusted SG&A, which excludes A&P, was flat to the prior year at $300 million.

Net interest expense was $105 million in the quarter. Compared to the prior-year period, net interest expense decreased 3.1% or $3 million due to a reduction in total debt.

The average diluted share count in the quarter was 480 million shares.

In the quarter, net loss attributable to Conagra Brands was $567 million, or $1.18 per diluted share. Adjusted net income attributable to Conagra Brands was $294 million, or $0.61 per diluted share.

Adjusted EBITDA, which includes equity method investment earnings and pension and postretirement non-service income, was $577 million in the quarter.

Total Company Fiscal 2024 Results

For the full fiscal year, net sales decreased 1.8% to $12.1 billion reflecting:

●	a 0.3% increase from the impact of foreign exchange; and
●	a 2.1% decrease in organic net sales.

For the full fiscal year, gross profit increased 2.1% to $3.3 billion and adjusted gross profit increased 0.3% to $3.3 billion as higher productivity more than offset the negative impacts of cost of goods sold inflation, lower organic net sales, and unfavorable operating leverage. Gross margin increased 107 basis points to 27.7% and adjusted gross margin increased 58 basis points to 27.7%.

For the full fiscal year, EPS decreased 49.3% to $0.72 and adjusted EPS decreased 3.6% to $2.67.

Grocery & Snacks Segment Fourth Quarter Results

Reported and organic net sales for the Grocery & Snacks segment decreased 2.1% to $1.2 billion in the quarter driven by a price/mix increase of 1.5%, offset by a volume decrease of 3.6%. Price/mix was driven by favorability in inflation-driven pricing and the volume decrease was driven by the elasticity impact from the inflation-driven pricing actions and continued lower consumption trends. In the quarter, the company gained unit share in snacking categories including microwave popcorn and seeds, and some staples categories including chili and cooking sprays.

Operating profit for the segment increased 12.6% to $175 million in the quarter and adjusted operating profit increased 8.9% to $255 million as higher productivity and lower SG&A more than offset the negative impacts of lower organic net sales, cost of goods sold inflation, and increased A&P. In addition, the Company received a $7 million net benefit related to insurance proceeds for prior year lost sales from its canned meat recall.

Refrigerated & Frozen Segment Fourth Quarter Results

Reported and organic net sales for the Refrigerated & Frozen segment decreased 3.8% to $1.2 billion in the quarter driven by a price/mix decrease of 4.7%, partially offset by a volume increase of 0.9%. Both price/mix and volume were driven by the impacts of our brand-building investments. In the quarter, the company gained unit share in categories such as frozen single serve meals, frozen sides, and frozen vegetables.

CONAGRA BRANDS

Operating loss for the segment was $713 million in the quarter as a result of the goodwill and brand impairment charges outlined above. Adjusted operating profit decreased 13.1% to $190 million as higher productivity was more than offset by the negative impacts of lower organic net sales, cost of goods sold inflation, and increased SG&A.

International Segment Fourth Quarter Results

Net sales for the International segment increased 6.4% to $267 million in the quarter reflecting:

●a 2.1% increase from the favorable impact of foreign exchange; and
●a 4.3% increase in organic net sales.

On an organic net sales basis, price/mix increased 0.2% and volume increased 4.1% primarily driven by a strong performance in the company’s Mexico and global exports businesses.

Operating profit for the segment increased 26.7% to $26 million in the quarter and adjusted operating profit decreased 15.6% to $29 million as the benefits from higher organic net sales and productivity were more than offset by the negative impacts of cost of goods sold inflation, increased SG&A, and isolated issues in our Canadian manufacturing facilities.

Foodservice Segment Fourth Quarter Results

Reported and organic net sales for the Foodservice segment decreased 3.9% to $291 million in the quarter driven by a price/mix increase of 6.4% and volume decrease of 10.3% due to the ongoing impact of previously disclosed lost business and ongoing softness in restaurant traffic.

Operating profit for the segment increased 25.9% to $40 million and adjusted operating profit increased 39.9% to $40 million in the quarter as the benefits of higher productivity and lower SG&A more than offset the negative impacts of lower organic net sales, cost of goods sold inflation, and unfavorable operating leverage.

Other Fourth Quarter Items

Corporate expenses decreased 22.6% to $84 million in the quarter and adjusted corporate expense increased 2.4% to $84 million in the quarter driven by higher incentive compensation compared to the prior year quarter.

Pension and post-retirement non-service income was $12 million in the quarter compared to $6 million of income in the prior-year period. The Company expenses actuarial gains and losses if they exceed a 10% threshold annually at the pension remeasurement date. This practice resulted in an $11 million non-cash year-end pension benefit in the current year, driven by a slight improvement in actuarial assumptions used to remeasure the pension obligations and an increase in asset values for certain plan assets. Adjusted pension and post-retirement non-service income decreased approximately $5 million to $1 million in the quarter.

In the quarter, equity method investment earnings decreased 26.1% to $47 million as results from the company’s joint venture, Ardent Mills, reflected slightly lower volume trends in the milling industry.

In the quarter, the effective tax rate was 5.8% compared to (102.0)% in the prior-year period due primarily to a valuation allowance adjustment in the prior year period. The adjusted effective tax rate was 21.1% compared to 24.3% in the prior-year period.

In the quarter, the company paid a dividend of $0.35 per share.

Cash Flow and Debt Update

For the full fiscal year, the company generated $2.0 billion in net cash flows from operating activities compared to $995 million in the prior year period, driven primarily by a reduction in inventory balances. Capital expenditures were $388 million compared to $362 million in the prior year period. Additionally, our free cash flow improved by $994 million to $1.6 billion, a 157% increase over prior year. Dividends paid increased 5.7% to $659 million.

CONAGRA BRANDS

The company ended the year with net debt of $8.4 billion, representing an 8.5% reduction in net debt versus the prior year, resulting in a 3.37x net leverage ratio at fiscal year-end.

Dividend Update

Subsequent to quarter-end, the Company’s Board of Directors approved the continuation of the Company’s annualized dividend rate of $1.40 per share. The Company’s quarterly dividend payment of $0.35 per share of Conagra common stock will be paid on August 29, 2024 to stockholders of record as of the close of business on August 1, 2024.

Outlook

The company is providing the following guidance for fiscal 2025:

●Organic net sales of (1.5)% to flat compared to fiscal 2024
●Adjusted operating margin between 15.6% and 15.8%
●Adjusted EPS between $2.60 and $2.65
●Free cash flow conversion of ~90%
●	Net Leverage Ratio of approximately 3.2x
●	Capital expenditures of approximately $500M
●	Interest expense of approximately $415M
●	Adjusted effective tax rate of approximately 23.5%
●	Contribution from the company's joint venture, Ardent Mills, is expected to be approximately $150M
●	Pension income of approximately $12M

The company also expects cost of goods sold inflation to continue into fiscal 2025. Guidance anticipates net inflation (input cost inflation including the impacts of hedging and other sourcing benefits) to be roughly 3%.

The inability to predict the amount and timing of the impacts of foreign exchange, acquisitions, divestitures, and other items impacting comparability makes a detailed reconciliation of forward-looking non-GAAP financial measures impracticable. For the same reasons, the Company is unable to address the probable significance of these items, which could be material to future results. Please see the end of this release for more information.

Items Affecting Comparability of EPS

The following are included in the $1.18 diluted loss per share for the fourth quarter of fiscal 2024 (EPS amounts are rounded and after tax).  Please see the reconciliation schedules at the end of this release for additional details.

●Approximately $0.06 per diluted share of net expense related to restructuring plans
●Approximately $1.77 per diluted share of net expense related to goodwill and brand impairment charges
●Approximately $0.01 per diluted share of net benefit related to corporate hedging derivative gains
●Approximately $0.01 per diluted share of net benefit related to fire related insurance recoveries
●Approximately $0.02 per diluted share of net benefit related to our annual pension remeasurement adjustment

The following are included in the $0.08 EPS for the fourth quarter of fiscal 2023 (EPS amounts are rounded and after tax).  Please see the reconciliation schedules at the end of this release for additional details.

●Approximately $0.01 per diluted share of net expense related to restructuring plans
●Approximately $0.01 per diluted share of net expense related to acquisitions and divestitures
●Approximately $0.02 per diluted share of net expense related to corporate hedging derivative losses
●Approximately $0.01 per diluted share of net expense related to a third-party vendor cybersecurity incident
●Approximately $0.55 per diluted share of net expense related to brand impairment charges
●Approximately $0.01 per diluted share of net expense related to legal matters
●Approximately $0.06 per diluted share of net benefit related to valuation allowance adjustments
●	Approximately $0.01 per diluted share of net benefit related to rounding

Please note that certain prior year amounts have been reclassified to conform with current year presentation.

CONAGRA BRANDS

Discussion of Results and Outlook

Conagra Brands will issue pre-recorded remarks prior to hosting a live Q&A conference call and webcast at 9:30 a.m. Eastern time today to discuss the company’s results and outlook. The live audio webcast Q&A conference call, pre-recorded remarks, transcript of the pre-recorded remarks, and presentation slides will be available on www.conagrabrands.com/investor-relations under Events & Presentations. The Q&A conference call may be accessed by dialing 1-877-883-0383 for participants in the U.S. and 1-412-902-6506 for all other participants and using passcode 1766197. Please dial in 10 to 15 minutes prior to the call start time. A replay of the Q&A conference call will be available on www.conagrabrands.com/investor-relations under Events & Presentations until July 11, 2025.

About Conagra Brands

Conagra Brands, Inc. (NYSE: CAG), is one of North America's leading branded food companies. We combine a 100-year history of making quality food with agility and a relentless focus on collaboration and innovation. The company’s portfolio is continuously evolving to satisfy consumers’ ever-changing food preferences. Conagra’s brands include Birds Eye®, Duncan Hines®, Healthy Choice®, Marie Callender's®, Reddi-wip®, Slim Jim®, Angie's® BOOMCHICKAPOP®, and many more. As a corporate citizen, we aim to do what’s right for our business, our employees, our communities and the world. Headquartered in Chicago, Conagra Brands generated fiscal 2024 net sales of more than $12 billion. For more information, visit www.conagrabrands.com.

Note on Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Readers of this document should understand that these statements are not guarantees of performance or results. Many factors could affect our actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this document. These risks, uncertainties, and factors include, among other things: risks associated with general economic and industry conditions, including inflation, reduced consumer confidence and spending, recessions, increased energy costs, supply chain challenges, labor shortages, and geopolitical conflicts; risks related to our ability to deleverage on currently anticipated timelines, and to continue to access capital on acceptable terms or at all; risks related to the Company’s competitive environment, cost structure, and related market conditions; risks related to our ability to execute operating and value creation plans and achieve returns on our investments and targeted operating efficiencies from cost-saving initiatives, and to benefit from trade optimization programs; risks related to the availability and prices of commodities and other supply chain resources, including raw materials, packaging, energy, and transportation, weather conditions, health pandemics or outbreaks of disease, actual or threatened hostilities or war, or other geopolitical uncertainty; risks related to our ability to respond to changing consumer preferences and the success of our innovation and marketing investments; risks associated with actions by our customers, including changes in distribution and purchasing terms; risks related to the effectiveness of our hedging activities and ability to respond to volatility in commodities; disruptions or inefficiencies in our supply chain and/or operations; risks related to the ultimate impact of, including reputational harm caused by, any product recalls and product liability or labeling litigation, including litigation related to lead-based paint and pigment and cooking spray;  risks related to the seasonality of our business; risks associated with our co-manufacturing arrangements and other third-party service provider dependencies; risks associated with actions of governments and regulatory bodies that affect our businesses, including the ultimate impact of new or revised regulations or interpretations including to address climate change or implement changes to taxes and tariffs; risks related to the Company’s ability to execute on its strategies or achieve expectations related to environmental, social, and governance matters, including as a result of evolving legal, regulatory, and other standards, processes, and assumptions, the pace of scientific and technological developments, increased costs, the availability of requisite financing, and changes in carbon pricing or carbon taxes; risks related to a material failure in or breach of our or our vendors’ information technology systems and other cybersecurity incidents; risks related to our ability to identify, attract, hire, train, retain and develop qualified personnel; risk of increased pension, labor or people-related expenses; risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges; risk relating to our ability to protect our intellectual property rights; risks relating to acquisition, divestiture, joint venture or investment activities; the amount and timing of future dividends, which remain subject to Board approval and depend on market and other conditions; the amount and timing of future stock repurchases; and other risks described in our reports filed from time to time with the Securities and Exchange Commission.

CONAGRA BRANDS

We caution readers not to place undue reliance on any forward-looking statements included in this document, which speak only as of the date of this document. We undertake no responsibility to update these statements, except as required by law.

Note on Non-GAAP Financial Measures

This document includes certain non-GAAP financial measures, including adjusted EPS, organic net sales, adjusted gross profit, adjusted operating profit, adjusted SG&A, adjusted corporate expenses, adjusted gross margin, adjusted operating margin, adjusted effective tax rate, adjusted net income attributable to Conagra Brands, free cash flow, net debt, net leverage ratio, and adjusted EBITDA. Management considers GAAP financial measures as well as such non-GAAP financial information in its evaluation of the company’s financial statements and believes these non-GAAP financial measures provide useful supplemental information to assess the company’s operating performance and financial position. These measures should be viewed in addition to, and not in lieu of, the company’s diluted earnings per share, operating performance and financial measures as calculated in accordance with GAAP.

Organic net sales excludes, from reported net sales, the impacts of foreign exchange, divested businesses and acquisitions, as well as the impact of any 53rd week. All references to changes in volume and price/mix throughout this release are on an organic net sales basis.

References to adjusted items throughout this release refer to measures computed in accordance with GAAP less the impact of items impacting comparability. Items impacting comparability are income or expenses (and related tax impacts) that management believes have had, or are likely to have, a significant impact on the earnings of the applicable business segment or on the total corporation for the period in which the item is recognized, and are not indicative of the company’s core operating results. These items thus affect the comparability of underlying results from period to period.

References to earnings before interest, taxes, depreciation, and amortization (EBITDA) refer to net income attributable to Conagra Brands before the impacts of discontinued operations, income tax expense (benefit), interest expense, depreciation, and amortization. References to adjusted EBITDA refer to EBITDA before the impacts of items impacting comparability.

Hedge gains and losses are generally aggregated, and net amounts are reclassified from unallocated corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold. The net change in the derivative gains (losses) included in unallocated corporate expense during the period is reflected as a comparability item, Corporate hedging derivate gains (losses).

Note on Forward-Looking Non-GAAP Financial Measures

Our fiscal 2025 guidance includes certain non-GAAP financial measures (organic net sales growth, adjusted operating margin, adjusted EPS, net leverage ratio, and adjusted effective tax rate) that are presented on a forward-looking basis. Historically, the company has calculated these non-GAAP financial measures excluding the impact of certain items such as, but not limited to, foreign exchange, acquisitions, divestitures, restructuring expenses, the extinguishment of debt, hedging gains and losses, impairment charges, legacy legal contingencies, and unusual tax items. Reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are not provided because the company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the timing and financial impact of such items. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

CONAGRA BRANDS

Conagra Brands, Inc.

Consolidated Statements of Operations

(in millions)

(unaudited)

	FOURTH QUARTER
	Thirteen Weeks Ended	Thirteen Weeks Ended
	May 26, 2024	May 28, 2023	Percent Change
Net sales	$2,905.9	$2,973.3	(2.3)%
Costs and expenses:
Cost of goods sold	2,101.0	2,189.9	(4.1)%
Selling, general and administrative expenses	1,361.0	726.4	87.4%
Pension and postretirement non-service income	12.4	6.0	105.1%
Interest expense, net	104.7	108.0	(3.1)%
Equity method investment earnings	46.6	63.0	(26.1)%
Income (loss) before income taxes	$(601.8)	$18.0	N/A
Income tax benefit	(34.6)	(18.3)	88.7%
Net income (loss)	$(567.2)	$36.3	N/A
Less: Net income (loss) attributable to noncontrolling interests	0.1	(1.2)	N/A
Net income (loss) attributable to Conagra Brands, Inc.	$(567.3)	$37.5	N/A

Earnings (loss) per share - basic
Net income (loss) attributable to Conagra Brands, Inc.	$(1.18)	$0.08	N/A
Weighted average shares outstanding	478.8	477.7	0.2%

Earnings (loss) per share - diluted
Net income (loss) attributable to Conagra Brands, Inc.	$(1.18)	$0.08	N/A
Weighted average share and share equivalents outstanding[1]	478.8	479.7	(0.2)%

1 In Q4 FY24, we reported a GAAP net loss. In periods when we recognize a net loss, we exclude the impact of outstanding stock awards from the diluted loss per share calculation, as their inclusion would have an anti-dilutive effect. The weighted average diluted share count was 480 million shares.

CONAGRA BRANDS

Conagra Brands, Inc.

Consolidated Statements of Earnings

(in millions)

(unaudited)

	FISCAL YEAR
	Fifty-Two Weeks Ended	Fifty-Two Weeks Ended
	May 26, 2024	May 28, 2023	Percent Change
Net sales	$12,050.9	$12,277.0	(1.8)%
Costs and expenses:
Cost of goods sold	8,717.5	9,012.2	(3.3)%
Selling, general and administrative expenses	2,480.6	2,189.5	13.3%
Pension and postretirement non-service income	10.3	24.2	(57.5)%
Interest expense, net	430.5	409.6	5.1%
Equity method investment earnings	177.6	212.0	(16.2)%
Income before income taxes	$610.2	$901.9	(32.3)%
Income tax expense	262.5	218.7	20.0%
Net income	$347.7	$683.2	(49.1)%
Less: Net income (loss) attributable to noncontrolling interests	0.5	(0.4)	N/A
Net income attributable to Conagra Brands, Inc.	$347.2	$683.6	(49.2)%

Earnings per share - basic
Net income attributable to Conagra Brands, Inc.	$0.73	$1.43	(49.0)%
Weighted average shares outstanding	478.6	478.9	(0.1)%

Earnings per share - diluted
Net income attributable to Conagra Brands, Inc.	$0.72	$1.42	(49.3)%
Weighted average share and share equivalents outstanding	480.0	480.7	(0.1)%

CONAGRA BRANDS

Conagra Brands, Inc.

Consolidated Balance Sheets

(in millions)

(unaudited)

	May 26, 2024	May 28, 2023
ASSETS
Current assets
Cash and cash equivalents	$77.7	$93.3
Receivables, less allowance for doubtful accounts of $3.0 and $2.7	871.8	952.8
Inventories	2,083.0	2,212.2
Prepaids and other current assets	85.0	92.4
Current assets held for sale	32.0	34.3
Total current assets	3,149.5	3,385.0
Property, plant and equipment	6,574.5	6,134.8
Less: Accumulated depreciation	(3,677.6)	(3,398.4)
Property, plant and equipment, net	2,896.9	2,736.4
Goodwill	10,582.7	11,109.4
Brands, trademarks and other intangibles, net	2,708.4	3,192.3
Other assets	1,435.6	1,506.2
Noncurrent assets held for sale	89.2	123.3
	$20,862.3	$22,052.6
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Notes payable	$928.4	$636.3
Current installments of long-term debt	20.3	1,516.0
Accounts and other payables	1,493.7	1,525.5
Accrued payroll	193.3	163.5
Other accrued liabilities	591.3	583.3
Current liabilities held for sale	14.8	16.1
Total current liabilities	3,241.8	4,440.7
Senior long-term debt, excluding current installments	7,492.6	7,081.3
Other noncurrent liabilities	1,614.7	1,718.0
Noncurrent liabilities held for sale	1.9	5.3
Total liabilities	12,351.0	13,245.3
Common stockholders' equity
Common stock of $5 par value, authorized 1,200,000,000 shares; issued 584,219,229	2,921.2	2,921.2
Additional paid-in capital	2,363.2	2,376.9
Retained earnings	6,276.3	6,599.4
Accumulated other comprehensive income (loss)	(35.5)	(44.4)
Less treasury stock, at cost, common shares 106,050,133 and 107,196,446	(3,084.8)	(3,116.3)
Total Conagra Brands common stockholders' equity	8,440.4	8,736.8
Noncontrolling interests	70.9	70.5
Total stockholders' equity	8,511.3	8,807.3
	$20,862.3	$22,052.6

CONAGRA BRANDS

Conagra Brands, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Fifty-Two Weeks Ended	Fifty-Two Weeks Ended
	May 26, 2024	May 28, 2023
Cash flows from operating activities:
Net income	$347.7	$683.2
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	400.9	369.9
Asset impairment charges	1,035.5	771.1
Equity method investment earnings less than (in excess of) distributions	74.0	(73.6)
Stock-settled share-based payments expense	30.8	79.2
Contributions to pension plans	(12.2)	(12.5)
Pension benefit	(0.6)	(13.9)
Other items	8.8	8.4
Change in operating assets and liabilities:
Receivables	70.1	(102.1)
Inventories	131.9	(265.3)
Deferred income taxes and income taxes payable, net	(81.1)	(188.5)
Prepaid expenses and other current assets	(2.2)	23.5
Accounts and other payables	(22.7)	(248.9)
Accrued payroll	29.7	12.5
Other accrued liabilities	(20.0)	(7.3)
Litigation accruals	25.0	(14.8)
Deferred employer payroll taxes	—	(25.5)
Net cash flows from operating activities	2,015.6	995.4
Cash flows from investing activities:
Additions to property, plant and equipment	(388.1)	(362.2)
Sale of property, plant and equipment	0.8	3.2
Purchase of marketable securities	(10.3)	(5.2)
Sale of marketable securities	10.3	5.2
Proceeds from insurance recoveries	11.9	—
Other items	0.4	4.1
Net cash flows from investing activities	(375.0)	(354.9)
Cash flows from financing activities:
Issuances of short-term borrowings, maturities greater than 90 days	466.6	286.8
Repayment of short-term borrowings, maturities greater than 90 days	(185.9)	(330.0)
Net issuance of other short-term borrowings, maturities less than or equal to 90 days	9.9	394.6
Issuance of long-term debt	500.0	500.0
Repayment of long-term debt	(1,772.6)	(712.4)
Debt issuance costs	(3.3)	(4.1)
Repurchase of Conagra Brands, Inc. common shares	—	(150.0)
Cash dividends paid	(659.3)	(623.8)
Exercise of stock options and issuance of other stock awards, including tax withholdings	(13.8)	2.3
Other items	1.7	5.0
Net cash flows from financing activities	(1,656.7)	(631.6)
Effect of exchange rate changes on cash and cash equivalents	1.2	1.7
Net change in cash and cash equivalents, including cash balances classified as assets held for sale	(14.9)	10.6
Less: Net change in cash balances classified as assets held for sale	0.7	(0.5)
Net change in cash and cash equivalents	(15.6)	11.1
Cash and cash equivalents at beginning of period	93.3	82.2
Cash and cash equivalents at end of period	$77.7	$93.3

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Q4 FY24 and FY24 Organic Net Sales by Segment - YOY Change

(in millions)

		Refrigerated &			Total Conagra
Q4 FY24	Grocery & Snacks	Frozen	International	Foodservice	Brands
Net Sales	$1,174.7	$1,173.0	$266.8	$291.4	$2,905.9
Impact of foreign exchange	—	—	(5.3)	—	(5.3)
Organic Net Sales	$1,174.7	$1,173.0	$261.5	$291.4	$2,900.6

Year-over-year change - Net Sales	(2.1)%	(3.8)%	6.4%	(3.9)%	(2.3)%
Impact of foreign exchange (pp)	—	—	(2.1)	—	(0.1)
Organic Net Sales	(2.1)%	(3.8)%	4.3%	(3.9)%	(2.4)%

Volume (Organic)	(3.6)%	0.9%	4.1%	(10.3)%	(1.8)%
Price/Mix	1.5%	(4.7)%	0.2%	6.4%	(0.6)%

		Refrigerated &			Total Conagra
Q4 FY23	Grocery & Snacks	Frozen	International	Foodservice	Brands
Net Sales	$1,200.0	$1,219.4	$250.6	$303.3	$2,973.3
Net sales from divested businesses	—	—	—	—	—
Organic Net Sales	$1,200.0	$1,219.4	$250.6	$303.3	$2,973.3

		Refrigerated &			Total Conagra
FY24	Grocery & Snacks	Frozen	International	Foodservice	Brands
Net Sales	$4,958.7	$4,865.5	$1,078.3	$1,148.4	$12,050.9
Impact of foreign exchange	—	—	(28.6)	—	(28.6)
Organic Net Sales	$4,958.7	$4,865.5	$1,049.7	$1,148.4	$12,022.3

Year-over-year change - Net Sales	(0.5)%	(5.6)%	7.6%	1.0%	(1.8)%
Impact of foreign exchange (pp)	—	—	(2.9)	—	(0.3)
Organic Net Sales	(0.5)%	(5.6)%	4.7%	1.0%	(2.1)%

Volume (Organic)	(3.1)%	(4.1)%	2.6%	(5.7)%	(3.3)%
Price/Mix	2.6%	(1.5)%	2.1%	6.7%	1.2%

		Refrigerated &			Total Conagra
FY23	Grocery & Snacks	Frozen	International	Foodservice	Brands
Net Sales	$4,981.9	$5,156.2	$1,002.5	$1,136.4	$12,277.0
Net sales from divested businesses	—	—	—	—	—
Organic Net Sales	$4,981.9	$5,156.2	$1,002.5	$1,136.4	$12,277.0

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Q4 FY24 Adj. Operating Profit by Segment - YOY Change

(in millions)

	Grocery &	Refrigerated &			Corporate	Total Conagra
Q4 FY24	Snacks	Frozen	International	Foodservice	Expense	Brands
Operating Profit (Loss)	$175.2	$(713.4)	$26.1	$39.7	$(83.7)	$(556.1)
Restructuring plans	2.6	30.5	0.6	—	3.3	37.0
Goodwill and brand impairment charges	77.6	879.1	—	—	—	956.7
Legal matters, net of recoveries	—	—	—	—	2.9	2.9
Fire related insurance recoveries, net	—	(6.5)	—	—	—	(6.5)
Impairment of business held for sale	—	—	2.2	—	—	2.2
Corporate hedging derivative losses (gains)	—	—	—	—	(6.5)	(6.5)
Adjusted Operating Profit	$255.4	$189.7	$28.9	$39.7	$(84.0)	$429.7

Operating Profit Margin	14.9%	(60.8)%	9.7%	13.6%		(19.1)%
Adjusted Operating Profit Margin	21.8%	16.2%	10.8%	13.6%		14.8%
Year-over-year % change - Operating Profit	12.6%	1573.1%	26.7%	25.9%	(22.6)%	N/A
Year-over year % change - Adjusted Operating Profit	8.9%	(13.1)%	(15.6)%	39.9%	2.4%	(0.8)%
Year-over-year bps change - Operating Profit	195 bps	(5732) bps	156 bps	323 bps		N/A
Year-over-year bps change - Adjusted Operating Profit	220 bps	(172) bps	(283) bps	427 bps		22 bps

	Grocery &	Refrigerated &			Corporate	Total Conagra
Q4 FY23	Snacks	Frozen	International	Foodservice	Expense	Brands
Operating Profit (Loss)	$155.6	$(42.6)	$20.5	$31.5	$(108.0)	$57.0
Restructuring plans	0.1	1.8	—	—	2.0	3.9
Brand impairment charges	78.9	252.6	13.7	—	—	345.2
Acquisitions and divestitures	—	—	—	—	7.6	7.6
Legal matters	—	—	—	—	3.8	3.8
Third-party vendor cybersecurity incident	—	4.2	—	0.2	—	4.4
Fire related costs (insurance recoveries), net	—	2.2	—	(3.3)	—	(1.1)
Corporate hedging derivative losses (gains)	—	—	—	—	12.5	12.5
Adjusted Operating Profit	$234.6	$218.2	$34.2	$28.4	$(82.1)	$433.3

Operating Profit Margin	13.0%	(3.5)%	8.2%	10.4%		1.9%
Adjusted Operating Profit Margin	19.6%	17.9%	13.6%	9.4%		14.6%

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of FY24 Adj. Operating Profit by Segment - YOY Change

(in millions)

	Grocery &	Refrigerated &			Corporate	Total Conagra
FY24	Snacks	Frozen	International	Foodservice	Expense	Brands
Operating Profit (Loss)	$1,012.4	$(92.5)	$97.9	$157.2	$(322.2)	$852.8
Restructuring plans	10.3	32.1	20.8	—	3.4	66.6
Impairment of business held for sale	—	—	36.4	—	—	36.4
Acquisitions and divestitures	—	—	—	—	0.2	0.2
Goodwill and brand impairment charges	77.6	879.1	—	—	—	956.7
Legal matters, net of recoveries	—	—	—	—	34.8	34.8
Fire related insurance recoveries, net	—	(2.8)	—	(5.9)	—	(8.7)
Corporate hedging derivative losses (gains)	—	—	—	—	(16.1)	(16.1)
Adjusted Operating Profit	$1,100.3	$815.9	$155.1	$151.3	$(299.9)	$1,922.7

Operating Profit Margin	20.4%	(1.9)%	9.1%	13.7%		7.1%
Adjusted Operating Profit Margin	22.2%	16.8%	14.4%	13.2%		16.0%
Year-over-year % change - Operating Profit	1.0%	N/A	(19.4)%	84.8%	(17.2)%	(20.7)%
Year-over year % change - Adjusted Operating Profit	1.3%	(11.7)%	14.9%	45.7%	(9.7)%	0.3%
Year-over-year bps change - Operating Profit	29 bps	N/A	(304) bps	621 bps		(168) bps
Year-over-year bps change - Adjusted Operating Profit	38 bps	(115) bps	91 bps	404 bps		34 bps

	Grocery &	Refrigerated &			Corporate	Total Conagra
FY23	Snacks	Frozen	International	Foodservice	Expense	Brands
Operating Profit	$1,002.8	$255.0	$121.4	$85.0	$(388.9)	$1,075.3
Restructuring plans	0.6	5.1	(0.1)	—	7.5	13.1
Impairment of businesses held for sale	0.5	5.7	—	20.5	—	26.7
Acquisitions and divestitures	—	—	—	—	8.4	8.4
Goodwill and brand impairment charges	78.9	638.3	13.7	—	—	730.9
Legal matters	—	—	—	—	3.8	3.8
Fire related costs (insurance recoveries), net	—	15.3	—	(1.9)	—	13.4
Third-party vendor cybersecurity incident	—	4.2	—	0.2	—	4.4
Municipal water break costs	3.5	—	—	—	—	3.5
Corporate hedging derivative losses (gains)	—	—	—	—	37.1	37.1
Adjusted Operating Profit	$1,086.3	$923.6	$135.0	$103.8	$(332.1)	$1,916.6

Operating Profit Margin	20.1%	4.9%	12.1%	7.5%		8.8%
Adjusted Operating Profit Margin	21.8%	17.9%	13.5%	9.1%		15.6%

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Q4 FY24 Adj. Gross Margin, Adj. Gross Profit, Adj. SG&A, Adj. Net Income, and Adj. EPS - YOY

(in millions)

								Diluted EPS
								from income
								attributable to
		Selling, general					Net income (loss)	Conagra
		and		Income (loss)	Income tax		attributable to	Brands, Inc
		administrative	Operating	before income	expense		Conagra	common
Q4 FY24	Gross profit	expenses	profit (loss) [1]	taxes	(benefit)	Income tax rate	Brands, Inc.	stockholders
Reported	$804.9	$1,361.0	$(556.1)	$(601.8)	$(34.6)	$5.8%	$(567.3)	$(1.18)
% of Net Sales	27.7%	46.8%	(19.1)%
Restructuring plans	10.9	26.1	37.0	37.0	9.1		27.9	0.06
Goodwill and brand impairment charges	—	956.7	956.7	956.7	109.0		847.7	1.77
Corporate hedging derivative losses (gains)	(6.5)	—	(6.5)	(6.5)	(1.6)		(4.9)	(0.01)
Advertising and promotion expenses [2]	—	72.8	—	—	—		—	—
Legal matters, net of recoveries	—	2.9	2.9	2.9	0.7		2.2	—
Fire related insurance recoveries, net	(6.5)	—	(6.5)	(6.5)	(1.6)		(4.9)	(0.01)
Impairment of business held for sale	—	2.2	2.2	2.2	0.5		1.7	—
Pension valuation adjustment	—	—	—	(11.5)	(2.8)		(8.7)	(0.02)
Adjusted	$802.8	$300.3	$429.7	$372.5	$78.7	21.1%	$293.7	$0.61
% of Net Sales	27.6%	10.3%	14.8%
Year-over-year % of net sales change - reported	135 bps	2241 bps	N/A
Year-over-year % of net sales change - adjusted	62 bps	22 bps	22 bps

Year-over-year change - reported	2.7%	87.4%	N/A	N/A	88.7%		N/A	N/A
Year-over-year change - adjusted	(0.0)%	(0.2)%	(0.8)%	(5.5)%	(17.7)%		(1.6)%	(2.0)%

								Diluted EPS
								from income
								attributable to
		Selling, general					Net income	Conagra
		and		Income	Income tax		attributable to	Brands, Inc
		administrative	Operating	before income	expense		Conagra	common
Q4 FY23	Gross profit	expenses	profit [1]	taxes	(benefit)	Income tax rate	Brands, Inc.	stockholders
Reported	$783.4	$726.4	$57.0	$18.0	$(18.3)	$(102.0)%	$37.5	$0.08
% of Net Sales	26.3%	24.4%	1.9%
Restructuring plans	0.6	3.3	3.9	3.9	0.9		3.0	0.01
Acquisitions and divestitures	—	7.6	7.6	7.6	1.5		6.1	0.01
Corporate hedging losses (gains)	12.5	—	12.5	12.5	3.1		9.4	0.02
Advertising and promotion expenses [2]	—	68.9	—	—	—		—	—
Third-party vendor cybersecurity incident	4.4	—	4.4	4.4	1.1		3.3	0.01
Fire related costs (insurance recoveries), net	2.2	(3.3)	(1.1)	(1.1)	(0.3)		(0.8)	—
Brand impairment charges[3]	—	345.2	345.2	345.2	78.6		265.4	0.55
Legal matters	—	3.8	3.8	3.8	1.0		2.8	0.01
Valuation allowance adjustment	—				28.1		(28.1)	(0.06)
Rounding	—	—	—	—				(0.01)
Adjusted	$803.1	$300.9	$433.3	$394.3	$95.7	$24.3%	$298.6	$0.62
% of Net Sales	27.0%	10.1%	14.6%

1 Operating profit is derived from taking Income before income taxes, adding back Interest expense, net and removing Pension and postretirement non-service income and Equity method investment earnings.

2 Advertising and promotion expense (A&P) has been removed from adjusted selling, general and administrative expense because this metric is used in reporting to management, and management believes this adjusted measure provides useful supplemental information to assess the company’s operating performance.  Please note that A&P is not removed from adjusted profit measures.

3 Includes charges related to consolidated joint ventures. These charges are recorded at 100% for all line items before Net income attributable to Conagra Brands, Inc. Net income attributable to Conagra Brands, Inc. excludes Net income (loss) attributable to noncontrolling interests.

4 In Q4 FY24, we reported a GAAP net loss. In periods when we recognize a net loss, we exclude the impact of outstanding stock awards from the diluted loss per share calculation, as their inclusion would have an anti-dilutive effect. The adjusted diluted earnings per share calculation includes the impact of outstanding stock awards.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of FY24 Adj. Gross Margin, Adj. Gross Profit, Adj. SG&A, Adj. Net Income, and Adj. EPS - YOY Change

(in millions)

								Diluted EPS from
								income
		Selling, general					Net income	attributable to
		and					attributable to	Conagra Brands,
		administrative	Operating	Income before	Income tax		Conagra	Inc common
FY24	Gross profit	expenses	profit [1]	income taxes	expense	Income tax rate	Brands, Inc.	stockholders
Reported	$3,333.4	$2,480.6	$852.8	$610.2	$262.5	$43.0%	$347.2	$0.72
% of Net Sales	27.7%	20.6%	7.1%
Restructuring plans	19.1	47.5	66.6	66.6	16.7		49.9	0.10
Acquisitions and divestitures	—	0.2	0.2	0.2	—		0.2	—
Corporate hedging derivative losses (gains)	(16.1)	—	(16.1)	(16.1)	(4.1)		(12.0)	(0.03)
Advertising and promotion expenses [2]	—	289.6	—	—	—		—	—
Fire related insurance recoveries, net	(0.6)	(8.1)	(8.7)	(8.7)	(2.1)		(6.6)	(0.01)
Pension valuation adjustment	—	—	—	(11.5)	(2.8)		(8.7)	(0.02)
Impairment of business held for sale	—	36.4	36.4	36.4	0.4		36.0	0.08
Goodwill and brand impairment charges	—	956.7	956.7	956.7	109.0		847.7	1.77
Legal matters, net of recoveries	—	34.8	34.8	34.8	8.6		26.2	0.05
Rounding	—	—	—	—	—		—	0.01
Adjusted	$3,335.8	$1,123.5	$1,922.7	$1,668.6	$388.2	$23.3%	$1,279.9	$2.67
% of Net Sales	27.7%	9.3%	16.0%
Year-over-year % of net sales change - reported	107 bps	275 bps	(168) bps
Year-over-year % of net sales change - adjusted	58 bps	20 bps	34 bps

Year-over-year change - reported	2.1%	13.3%	(20.7)%	(32.3)%	20.0%		(49.2)%	(49.3)%
Year-over-year change - adjusted	0.3%	0.3%	0.3%	(4.3)%	(5.6)%		(3.9)%	(3.6)%

								Diluted EPS from
								income
								attributable
		Selling, general					Net income	to Conagra
		and					attributable to	Brands, Inc
		administrative	Operating	Income before	Income tax		Conagra	common
FY23	Gross profit	expenses	profit [1]	income taxes	expense	Income tax rate	Brands, Inc.	stockholders
Reported	$3,264.8	$2,189.5	$1,075.3	$901.9	$218.7	$24.2%	$683.6	$1.42
% of Net Sales	26.6%	17.8%	8.8%
Restructuring plans	1.4	11.7	13.1	13.1	3.2		9.9	0.02
Acquisitions and divestitures	—	8.4	8.4	8.4	1.7		6.7	0.01
Corporate hedging losses (gains)	37.1	—	37.1	37.1	9.2		27.9	0.06
Advertising and promotion expenses [2]	—	290.1	—	—	—		—	—
Municipal water break costs	3.5	—	3.5	3.5	0.8		2.7	0.01
Fire related costs (insurance recoveries), net	16.0	(2.6)	13.4	13.4	3.3		10.1	0.02
Impairment of businesses held for sale	—	26.7	26.7	26.7	6.6		20.1	0.04
Third-party vendor cybersecurity incident	4.4	—	4.4	4.4	1.1		3.3	0.01
Goodwill and brand impairment charges[3]	—	730.9	730.9	730.9	137.5		592.2	1.23
Legal matters	—	3.8	3.8	3.8	1.0		2.8	0.01
Valuation allowance adjustment	—	—	—	—	28.1		(28.1)	(0.06)
Adjusted	$3,327.2	$1,120.5	$1,916.6	$1,743.2	$411.2	$23.6%	$1,331.2	$2.77
% of Net Sales	27.1%	9.1%	15.6%

1 Operating profit is derived from taking Income before income taxes, adding back Interest expense, net and removing Pension and postretirement non-service income and Equity method investment earnings.

2 Advertising and promotion expense (A&P) has been removed from adjusted selling, general and administrative expense because this metric is used in reporting to management, and management believes this adjusted measure provides useful supplemental information to assess the company’s operating performance.  Please note that A&P is not removed from adjusted profit measures.

3 Includes charges related to consolidated joint ventures. These charges are recorded at 100% for all line items before Net income attributable to Conagra Brands, Inc. Net income attributable to Conagra Brands, Inc. excludes Net income (loss) attributable to noncontrolling interests.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Q4 FY24 and FY24 Adj. Pension and Postretirement Non-service Income

(in millions)

	Q4 FY24	Q4 FY23	% Change
Pension and postretirement non-service income	$12.4	$6.0	105.1%
Pension valuation adjustment	(11.5)	—	(100.0)%
Adjusted pension and postretirement non-service income	$0.9	$6.0	(85.0)%

	FY24	FY23	% Change
Pension and postretirement non-service income	$10.3	$24.2	(57.5)%
Pension valuation adjustment	(11.5)	—	(100.0)%
Adjusted pension and postretirement non-service income	$(1.2)	$24.2	N/A

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of FY24 Free Cash Flow, Net Debt, and Net Leverage Ratio

(in millions)

	FY24	FY23	% Change
Net cash flows from operating activities	$2,015.6	$995.4	102.5%
Additions to property, plant and equipment	(388.1)	(362.2)	7.2%
Free cash flow	$1,627.5	$633.2	157.0%

	May 26, 2024	May 28, 2023
Notes payable	$928.4	$636.3
Current installments of long-term debt	20.3	1,516.0
Senior long-term debt, excluding current installments	7,492.6	7,081.3
Total Debt	$8,441.3	$9,233.6
Less: Cash	77.7	93.3
Net Debt	$8,363.6	$9,140.3

FY24
Net Debt [1]	$8,363.6

Net income attributable to Conagra Brands, Inc.	$347.2
Add Back: Income tax expense	262.5
Income tax expense attributable to noncontrolling interests	(0.2)
Interest expense, net	430.5
Depreciation	347.3
Amortization	53.6
Earnings before interest, taxes, depreciation, and amortization (EBITDA)	$1,440.9
Restructuring plans [2]	51.5
Acquisitions and divestitures	0.2
Corporate hedging derivative losses (gains)	(16.1)
Fire related costs (insurance recoveries), net	(8.7)
Impairment of business held for sale	36.4
Legal matters, net of recoveries	34.8
Goodwill and brand impairment charges	956.7
Pension valuation adjustment	(11.5)
Adjusted EBITDA	$2,484.2

Net Debt to Adjusted EBITDA [3]	3.37

1 As of May 26, 2024

2 Excludes comparability items related to depreciation.

3 The Company defines its net debt leverage ratio as net debt divided by adjusted EBITDA for the trailing twelve month period.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Q4 FY24 and FY24 EBITDA - YOY Change

(in millions)

	Q4 FY24	Q4 FY23	% Change
Net income (loss) attributable to Conagra Brands, Inc.	$(567.3)	$37.5	N/A
Add Back: Income tax benefit	(34.6)	(18.3)
Income tax expense attributable to noncontrolling interests	(0.1)	(0.2)
Interest expense, net	104.7	108.0
Depreciation	95.8	79.4
Amortization	13.4	13.5
Earnings (loss) before interest, taxes, depreciation, and amortization	$(388.1)	$219.9	N/A
Restructuring plans [1]	28.2	3.5
Acquisitions and divestitures	—	7.6
Corporate hedging derivative losses (gains)	(6.5)	12.5
Fire related insurance recoveries, net	(6.5)	(1.1)
Pension valuation adjustment	(11.5)	—
Third-party vendor cybersecurity incident	—	4.4
Impairment of business held for sale	2.2	—
Legal matters, net of recoveries	2.9	3.8
Goodwill and brand impairment charges[2]	956.7	343.6
Adjusted Earnings before interest, taxes, depreciation, and amortization	$577.4	$594.2	(2.8)%

	FY24	FY23	% Change
Net income attributable to Conagra Brands, Inc.	$347.2	$683.6	(49.2)%
Add Back: Income tax expense	262.5	218.7
Income tax expense attributable to noncontrolling interests	(0.2)	(0.5)
Interest expense, net	430.5	409.6
Depreciation	347.3	313.1
Amortization	53.6	56.8
Earnings before interest, taxes, depreciation, and amortization	$1,440.9	$1,681.3	(14.3)%
Restructuring plans [1]	51.5	12.3
Acquisitions and divestitures	0.2	8.4
Corporate hedging derivative losses (gains)	(16.1)	37.1
Fire related costs (insurance recoveries), net	(8.7)	13.4
Municipal water break costs	—	3.5
Third-party vendor cybersecurity incident	—	4.4
Impairment of businesses held for sale	36.4	26.7
Legal matters, net of recoveries	34.8	3.8
Goodwill and brand impairment charges[2]	956.7	729.3
Pension valuation adjustment	(11.5)	—
Adjusted Earnings before interest, taxes, depreciation, and amortization	$2,484.2	$2,520.2	(1.4)%

1 Excludes comparability items related to depreciation.

2 Excludes comparability items attributable to noncontrolling interests.